Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3 of Cellectar Biosciences, Inc. and Subsidiary (the “Company”) of our report dated March 9, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Cellectar Biosciences, Inc. and Subsidiary for the years ended December 31, 2019 and 2018 which are incorporated by reference in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Baker Tilly US, LLP (formerly known as Baker Tilly Virchow Krause, LLP)

Madison, Wisconsin

August 11, 2020

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